press release

For further information contact:
John Hatsopoulos, American DG Energy
Telephone: 781.522.6020

Investors:
Peter L. Seltzberg, Hayden IR
Telephone: 646.415.8972

American DG Energy Announces Early Redemption of
8% Senior Convertible Debentures

WALTHAM, Massachusetts – February 9, 2010 – American DG Energy Inc. (NYSE Amex:ADGE), a leading On-Site Utility, offering clean electricity, heat, hot water and cooling solutions to healthcare, hospitality, housing and athletic facilities, today announced that it has issued a Notice of Redemption to all holders of its outstanding 8% Senior Convertible Debentures due 2011 (the “Debentures”).  As of February 9, 2010, there were Debentures outstanding in the aggregate principal amount of $5,320,000.  The Debentures were issued in a private placement transaction on April and June 2006 and are held of record by 14 holders.

Under the terms of the Debentures, the Company will redeem on February 26, 2010 (the “Redemption Date”) all of the outstanding Debentures that have not been converted into Common Stock prior to the close of business the Redemption Date.  The conversion price of the Debentures is $0.84 per share. The closing price of the Company’s Common Stock on the NYSE AMEX on February 8, 2010 was $2.82.

The redemption price for unconverted Debentures is the principal amount thereof plus accrued and unpaid interest.  All shares of Common Stock received upon conversion of Debentures (other than those held by affiliates of the Company) will be freely tradable.

“Assuming all Debentures are converted into Common Stock, the transaction will result in the elimination of all indebtness of borrowed money from the balance sheet and eliminate approximately $425,600 of interest payments per year,” said John N. Hatsopoulos the Company’s Chief Executive Officer.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems.  The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user – through its On-Site Utility energy solutions.  American DG Energy is headquartered in Waltham, Massachusetts.  More information can be found at www.americandg.com.

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FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were